UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 22, 2013
Date of Report (Date of earliest event reported)

Telupay international inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52069 (Commission File Number)	98-0466350 (IRS Employer Identification No.)

First Island House Peter Street St. Helier, Jersey, Channel Islands (Address of principal executive offices)	JE4 8SG (Zip Code)

+44 (0)1534 789999
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 22, 2013, the board of directors of Telupay International Inc. (the "Company") appointed Michael John Greenup as a director of the Company.

As a result, the Company's current officers and directors are as follows:
Name	Position
Adrian Crawford Ansell	Chief Executive Officer, President and a director
Perseverando Medalla Hernandez	Director
Jose Luis Moraza Romero-Salas	Director
Mark Jon Keene	Director
Adrian Ignacio Ocampo	Director
Michael John Greenup	Director
Rosarito Deferia Carrillo	Chief Financial Officer, Secretary and Treasurer

Mr. Greenup spent 16 years working as SHIRE Councilor and President/Mayor. Mr. Greenup also served at two public ASX companies in both executive and non-executive positions and at two private companies at directorship levels. In the early 1970s, Mr. Greenup started Mclarty & Greenup, a contracting business that carried out rural pursuits such as hay carting and restoration of old wooden rail fencing. In 1976, he created a business from Mclarty & Greenup called Pinjarra Rural Hay, which supplied, fed and exported live sheep to the Middle East. In 1986 he initiated a new venture called Murry River North, a business that carried out construction works for Aboriginal housing in remote areas of Australia. In 1998 Mr. Greenup started a business called Chaff City, a supplier and manufacturer of animal food and feeds in the equine industry.

Today, Mr. Greenup spends a lot of time sourcing materials in China for the mining industry and at the same time, managing his other personal investments.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELUPAY INTERNATIONAL INC.
Date: April 30, 2014	By: /s/ Adrian Crawford Ansell
Adrian Crawford Ansell President, Chief Executive Officer and a director

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